EXHIBIT 10.8(g)

DESCRIPTION OF 2012 SALARIES FOR
2011 NAMED EXECUTIVE OFFICERS

(Updated and restated as of February 14, 2012)

Salaries for executive officers consist of two components: cash, and salary stock units. Salary stock units are credited periodically during the year and are paid in accordance with a written program.

Annualized salary rates effective January 1, 2012 for the current executive officers of the Company who are named in the executive compensation disclosures of the Company’s 2012 proxy statement in relation to fiscal year 2011 (“2011 Named Executive Officers”) are:

Officer Name	Cash Salary	Salary Stock Units

D. Bryan Jordan	$800,000	$320,000
William C. (B.J.) Losch III	400,000	160,000
Michael E. Kisber	600,000	900,000
David T. Popwell	450,000	180,000
Charles T. Tuggle, Jr.	475,000	190,000

Salary rates generally continue in effect until they are changed.